                                                                    EXHIBIT 99.4

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated balance sheets of i2 Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i2 Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the three years ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                  /s/ ARTHUR ANDERSEN LLP

November 19, 1999
Dallas, Texas
                              i2 TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                              DECEMBER 31,
                                                                         ---------------------
                                                                           1997         1998
                                                                         ---------   ---------

                              ASSETS
Current assets:
      Cash and cash equivalents ......................................   $ 137,351   $  62,611
      Short-term investments .........................................      14,538      93,387
      Accounts receivable, net of allowance for doubtful accounts
        of $4,578 and $8,551, respectively ...........................      76,616     127,677
      Prepaids and other .............................................       4,047       9,407
      Income tax receivable ..........................................       1,097          --
      Deferred income taxes ..........................................       3,823       5,070
                                                                         ---------   ---------
          Total current assets .......................................     237,472     298,152
Furniture and equipment, net .........................................      23,784      31,628
Deferred income taxes and other assets ...............................       3,667      15,028
                                                                         ---------   ---------
          Total assets ...............................................   $ 264,923   $ 344,808
                                                                         =========   =========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable ...............................................   $   7,983   $  11,675
      Accrued liabilities ............................................      12,111      22,468
      Accrued compensation and related expenses ......................      15,848      21,924
      Short-term debt ................................................       1,530       2,032
      Notes payable to stockholders ..................................          --       3,000
      Deferred revenue ...............................................      31,744      51,229
      Income taxes payable ...........................................          --       2,213
                                                                         ---------   ---------
          Total current liabilities ..................................      69,216     114,541
Long-term debt .......................................................         584          --
Deferred income taxes ................................................       1,780         448
                                                                         ---------   ---------
          Total liabilities ..........................................      71,580     114,989
                                                                         ---------   ---------
Commitments and contingencies
Stockholders' equity:
      Preferred Stock, $0.001 par value, 5,000 shares authorized,
          none issued ................................................          --          --
      Common Stock, $0.00025 par value, 500,000 shares
          authorized, 69,585 and 73,250 shares issued
          and outstanding, respectively ..............................          17          18
      Additional paid-in capital .....................................     183,684     214,940
      Retained earnings ..............................................       9,642      14,861
                                                                         ---------   ---------
          Total stockholders' equity .................................     193,343     229,819
                                                                         ---------   ---------
          Total liabilities and stockholders' equity .................   $ 264,923   $ 344,808
                                                                         =========   =========

                            See accompanying notes.

                              i2 TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                            YEAR ENDED DECEMBER 31,
                                                     -------------------------------------

                                                        1996         1997          1998
                                                     ----------   ----------    ----------

Revenues:
      Software licenses ..........................   $   62,063   $  141,766    $  234,316
      Services ...................................       30,569       58,218        91,726
      Maintenance ................................        8,881       21,792        43,115
                                                     ----------   ----------    ----------
          Total revenues .........................      101,513      221,776       369,157
                                                     ----------   ----------    ----------

Costs and expenses:
      Cost of software licenses ..................          260        2,746         7,967
      Cost of services and maintenance ...........       21,761       48,422        77,459
      Sales and marketing ........................       35,484       77,071       129,978
      Research and development ...................       23,559       57,392        94,199
      General and administrative .................       11,108       24,984        38,191
      In-process research and development and
        acquisition-related expenses .............        1,133        9,306         7,618
                                                     ----------   ----------    ----------
          Total costs and expenses ...............       93,305      219,921       355,412
                                                     ----------   ----------    ----------

Operating income .................................        8,208        1,855        13,745

Other income, net ................................        1,671        3,309         8,753
                                                     ----------   ----------    ----------

Income before income taxes .......................        9,879        5,164        22,498
Provision for income taxes .......................        4,705        6,916        17,279
                                                     ----------   ----------    ----------
Net income (loss) ................................   $    5,174   $   (1,752)   $    5,219
                                                     ==========   ==========    ==========

Net income (loss) per share ......................   $     0.09   $    (0.03)   $     0.07

Net income (loss) per share, assuming dilution ...   $     0.08   $    (0.03)   $     0.07

Weighted average common shares outstanding .......       59,790       64,442        71,794

Weighted average common shares outstanding,
      assuming dilution ..........................       68,116       64,442        78,530


                             See accompanying notes.

                              i2 TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)




                                                          COMMON STOCK         ADDITIONAL                    TOTAL
                                                     -----------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                                       SHARES       AMOUNT      CAPITAL      EARNINGS       EQUITY
                                                     ----------   ----------   ----------   ----------   -------------

Balance at December 31, 1995 .....................       53,768   $       13   $    4,145   $    6,220    $   10,378
     Exercise of options and issuance
       under stock purchase plan .................        1,043           --        1,819           --         1,819
     Common stock issued, net of offering
        costs ....................................        5,457            2       43,830           --        43,832
     Issuance of common stock in exchange
       for note receivable from stockholder ......            7           --           --           --            --
     Tax benefit of stock options ................           --           --        1,353           --         1,353
     Amortization of deferred compensation .......           --           --          784           --           784
     Issuance of Think and Optimax preferred
        stock which was exchanged for i2
        common stock in merger ...................          554           --        5,100           --         5,100
     Issuance of ITLS preferred stock
        which was exchanged for i2 common
        stock in merger ..........................          786           --        5,269           --         5,269
     Issuance of SMART preferred stock
        which was exchanged for i2 common
        stock in merger ..........................          323           --        1,629           --         1,629
     Net income ..................................           --           --           --        5,174         5,174
                                                     ----------   ----------   ----------   ----------    ----------
Balance at December 31, 1996 .....................       61,938           15       63,929       11,394        75,338
     Exercise of options and issuance
       under stock purchase plan .................        3,025            1        4,417           --         4,418
     Common stock issued, net of offering
        costs ....................................        4,002            1       89,428           --        89,429
     Tax benefit of stock options ................           --           --       10,106           --        10,106
     Amortization of deferred compensation .......           --           --          740           --           740
     Issuance of SMART preferred stock
        which was exchanged for i2 common
        stock in merger ..........................          620           --       15,064           --        15,064
     Net loss ....................................           --           --           --       (1,752)       (1,752)
                                                     ----------   ----------   ----------   ----------    ----------
Balance at December 31, 1997 .....................       69,585           17      183,684        9,642       193,343
     Exercise of options and issuance
       under stock purchase plan .................        3,588            1       11,279           --        11,280
     Shares issued in acquisition ................           77           --        2,708           --         2,708
     Tax benefit of stock options ................           --           --       16,669           --        16,669
     Amortization of deferred compensation .......           --           --          600           --           600
     Net income ..................................           --           --           --        5,219         5,219
                                                     ----------   ----------   ----------   ----------    ----------
Balance at December 31, 1998 .....................       73,250   $       18   $  214,940   $   14,861    $  229,819
                                                     ==========   ==========   ==========   ==========    ==========


                             See accompanying notes.

                              i2 TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                          YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                     1996          1997           1998
                                                                  ----------    ----------    ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss) .......................................   $    5,174    $   (1,752)   $    5,219
      Adjustments to reconcile net income to net cash
         provided by operating activities:
          Write-off of in-process research and development ....        1,133         4,564         4,674
          Depreciation and amortization .......................        3,301         6,016        12,211
          Provision for losses on receivables .................        1,085         3,903         4,640
          Amortization of deferred compensation ...............          784           740           600
          Deferred income taxes ...............................         (348)       (4,169)      (10,709)
          Tax benefit from stock option exercises .............        1,353        10,106        16,669
          Changes in operating assets and liabilities:
              Accounts receivable, net ........................      (25,132)      (43,818)      (55,701)
              Prepaids and other assets .......................       (1,287)       (2,666)       (4,130)
              Accounts payable ................................        3,341         2,790         3,843
              Accrued liabilities .............................        4,253         5,972         8,950
              Accrued compensation and related expenses .......        2,594        11,452         5,808
              Deferred revenue ................................       10,751        11,728        19,485
              Income taxes payable ............................           99          (996)        2,213
                                                                  ----------    ----------    ----------
                 Net cash provided by operating activities ....        7,101         3,870        13,772
                                                                  ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Notes receivable - stockholders .........................       (1,000)        1,000            --
      Business acquisitions, net of acquired cash .............           --        (4,826)       (4,148)
      Purchases of furniture and equipment ....................      (10,140)      (17,694)      (19,712)
      Net (purchases) sales of short-term investments .........      (18,031)        3,493       (78,849)
                                                                  ----------    ----------    ----------
                 Net cash used in investing activities ........      (29,171)      (18,027)     (102,709)
                                                                  ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from revolving line of credit ..................           --         1,542           943
      Payments on revolving line of credit ....................           --          (885)       (1,600)
      Proceeds from issuance of debt ..........................        1,000           800         2,032
      Payments on debt ........................................       (1,653)         (458)       (1,457)
      Advances from stockholders, net .........................       (1,385)          (65)        3,000
      Issuance of Think and Optimax preferred stock which
          was exchanged for i2 common stock in merger .........        5,100            --            --
      Issuance of ITLS preferred stock which was
          exchanged for i2 common stock in merger .............        5,269            --            --
      Issuance of SMART preferred stock which was
          exchanged for i2 common stock in merger .............        1,629        15,064            --
      Net proceeds from issuance of common stock ..............       43,832        89,429            --
      Net proceeds from sale of common stock to employees
          and exercise of stock options .......................        1,819         4,418        11,279
                                                                  ----------    ----------    ----------
                 Net cash provided by financing activities ....       55,611       109,845        14,197
                                                                  ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents ..........       33,541        95,688       (74,740)
Cash and cash equivalents at beginning of period ..............        8,122        41,663       137,351
                                                                  ----------    ----------    ----------
Cash and cash equivalents at end of period ....................   $   41,663    $  137,351    $   62,611
                                                                  ==========    ==========    ==========



                             See accompanying notes.

                              i2 TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. THE COMPANY

         We are a leading provider of intelligent eBusiness solutions that help enterprises optimize business processes both internally and among trading partners. Our solutions enable enterprises to significantly improve efficiencies, collaborate with suppliers and customers, respond to market demands and engage in dynamic business interactions over the Internet. Our RHYTHM product suite principally includes solutions for supply chain management, customer management, product lifecycle management, inter-process planning and strategic planning. We recently began launching our Marketplace Services, through which we provide our RHYTHM software applications to public and private Internet-based marketplaces consisting of communities of trading partners. In addition, our recently announced TradeMatrix portal is designed to provide value-added services to participants spanning multiple digital marketplaces. We also provide services such as consulting, training and maintenance in support of these offerings.

         In 1997, we acquired Think Systems Corporation (Think) and Optimax Systems Corporation (Optimax). In 1998, we acquired InterTrans Logistics Solutions Limited (ITLS). In 1999, we acquired Sales Marketing Administration Research Tracking Technologies, Inc. (SMART). Each of these business combinations was accounted for as a pooling of interests. Accordingly, the accompanying consolidated financial statements give retroactive effect to the combinations for all periods presented (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the results of us and our subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. Cash equivalents include liquid investments with maturity periods of three months or less at the date of purchase. Short-term investments include those investments with maturities in excess of three months but less than one year. All of our cash equivalents and short-term investments are classified as available-for-sale. The difference between cost and fair value of these investments was immaterial at December 31, 1997 and 1998. Therefore, no adjustment has been made to the historical carrying value of the investments and no unrealized gains or losses have been recorded as a component of stockholders' equity. Realized gains and losses to date have not been material. The cost of debt securities sold is based on the specific identification method.

         Our debt securities include the following (in thousands):


                                                           DECEMBER 31,
                                                     -----------------------
                                                        1997         1998
                                                     ----------   ----------

U.S. Government ..................................   $   11,500   $    1,449
State and Local Municipalities ...................       55,000       21,440
Corporations .....................................       40,600      104,884
                                                     ----------   ----------
                                                     $  107,100   $  127,773
                                                     ==========   ==========

         Debt securities held at December 31, 1997 and 1998 all had maturity dates within one year. At December 31, 1997 and 1998, $92.6 million and $34.4 million of corporate debt securities were included in cash and cash equivalents, respectively. Interest income earned in 1996, 1997 and 1998 was $1.9 million, $3.2 million and $7.6 million, respectively.

         FINANCIAL INSTRUMENTS. Financial instruments that potentially subject us to a concentration of credit risk consist principally of investments and accounts receivable. Cash, cash equivalents and short-term investments are held with financial institutions with high credit standings. Our customer base consists of large numbers of geographically diverse customers dispersed across many industries. As a result, concentration of credit risk with respect to accounts receivables is not significant. However, we periodically perform credit evaluations of our customers and maintain reserves for potential losses. We have used and expect to continue to use foreign exchange contracts to hedge the risk that receivables denominated in foreign currencies may be adversely affected by changes in foreign currency exchange rates. Risk of non-performance by counterparties to such contracts is minimal due to the size and credit standings of the financial institutions used. Our foreign exchange contracts outstanding at December 31, 1996, 1997 and 1998 were not material. Gains and losses on foreign exchange contracts have also not been material to date.

         DEPRECIATION AND AMORTIZATION. Furniture and equipment are recorded at cost and are depreciated over their useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the expected term of the lease or estimated useful life, whichever is shorter. Goodwill is amortized on a straight-line basis over periods of four to forty years. Acquired technology and other intangible assets related to business acquisitions are amortized on a straight-line basis over periods not to exceed four years. We review our intangible assets for impairment on a quarterly basis to determine whether an adjustment to the carrying value is needed. Amortization of goodwill, acquired technology and other intangible assets was not material for the years ended December 31, 1996, 1997 and 1998.

         CAPITALIZED RESEARCH AND DEVELOPMENT COSTS. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of our products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization under SFAS 86 have been insignificant and therefore, we have not capitalized any such costs.

         REVENUE RECOGNITION. Our revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consist of sales of software licenses which are recognized in accordance with the American Institute of Certified Public Accountants' Statement of Position, or SOP, 97-2, "Software Revenue Recognition". Under SOP 97-2, software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection is considered probable by management. As of January 1, 1999, software license revenues are recognized in accordance with SOP 97-2, as modified by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Service revenues are primarily derived from fees for implementation, consulting and training services and are recognized as the services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance. Customer payment terms vary.

Amounts received in advance of satisfying revenue recognition criteria are classified as deferred revenue in the accompanying consolidated balance sheets.

         We generally warrant that our products will function substantially in accordance with documentation provided to customers for approximately six to twelve months following initial shipment to the customer. As of December 31, 1998, we had not incurred any significant expenses related to warranty claims.

         NET INCOME PER SHARE. We compute net income per share in accordance with the provisions of SFAS No. 128, "Earnings per Share." Net income per share is based upon the weighted-average number of common shares outstanding and excludes the effect of potentially dilutive common stock issuable upon exercise of stock options. Net income per share, assuming dilution, includes the effect of potentially dilutive common stock issuable upon exercise of stock options using the treasury stock method. Share and per share amounts for all periods presented have also been adjusted to reflect a stock split during 1998 (see Note
8). The computations give retroactive effect to the exchange of common shares in connection with the Think, Optimax, ITLS and SMART acquisitions (see Note 3). Reconciliations of the net income (loss) per share computations for the years ended December 31, 1996, 1997 and 1998 are included in Note 8.

         STOCK-BASED COMPENSATION PLANS. We elected to continue to account for our stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As discussed in Note 10, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. However, SFAS No. 123 requires disclosure of pro forma information regarding net income and net income per share based on fair value accounting for stock-based compensation plans (see Note 8).

         FOREIGN CURRENCY TRANSLATION. The functional currency for the majority of our foreign subsidiaries is the local currency. Assets and liabilities are translated at rates in effect at the balance sheet date and the resulting translation adjustments are recorded directly to stockholders' equity. Statement of operations amounts are translated at average rates for the period. Transaction gains and losses are recorded in other income, net in the consolidated statement of operations. To date, translation adjustments and foreign currency gains and losses have not been significant and accordingly, have not been separately presented.

         RECLASSIFICATIONS. Certain prior year financial statement items have been reclassified to conform to the current year's format.

         RECENT ACCOUNTING PRONOUNCEMENTS. Recent pronouncements by the Financial Accounting Standards Board and the AICPA may require certain changes in our accounting policies which may also affect disclosure requirements. These pronouncements do not affect the accounting or reporting requirements and are mentioned here for informational purposes only.

         SFAS No. 130: "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 did not have any impact on our disclosures, financial position or results of operations due to the immateriality of our components of other comprehensive income.

         SFAS No. 133: "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended by FAS 137, requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is effective for the fiscal years beginning after June 15, 2000. We do not expect SFAS 133 to have a material impact on our financial position or results of operations.

         SOP 98-1: "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 was effective as of January 1, 1999. The adoption of SOP 98-1 has not and is not expected to have a material impact on our financial position or results of operations.

         SOP 98-9: "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" which modifies certain provisions of SOP 97-2. We have been in compliance with SOP 97-2, as modified by SOP 98-9, since January 1, 1999.


3.  BUSINESS COMBINATIONS

         The following table represents the acquisitions from 1996 through July 1999 that were accounted for as a pooling of interests:

                                                     i2 SHARES
COMPANY                         DATE                TO BE ISSUED
-------------               ------------          ----------------

Think                         May 1997              7.7 million
Optimax                       May 1997              2.7 million
ITLS                         April 1998             3.3 million
SMART                        July 1999              2.1 million

         These acquisitions were each accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the combinations for all periods presented.

         The separate revenues and net income (loss) of i2 (including Think, Optimax and ITLS) and SMART and the combined amounts presented in the consolidated financial statements follow (in thousands):


                                        YEAR ENDED DECEMBER 31,
                                 -----------------------------------
                                    1996         1997         1998
                                 ---------    ---------    ---------

Total revenues:
  i2 ..........................  $ 100,469    $ 213,692    $ 361,916
  SMART .......................      1,044        8,084        7,241
                                 ---------    ---------    ---------
                                 $ 101,513    $ 221,776    $ 369,157
                                 =========    =========    =========

Net income (loss):
  i2 ..........................  $   6,798    $   3,998    $  19,983
  SMART .......................     (1,624)      (5,750)     (14,764)

                                 ---------    ---------    ---------
                                 $   5,174    $  (1,752)   $   5,219
                                 =========    =========    =========


         We also acquired certain other businesses in 1998 for an aggregate purchase price of $9.2 million, which included cash, stock, assumed liabilities and acquisition costs. The total purchase price payable to the shareholders of certain of the acquired companies may increase in the future depending upon the achievement of specified revenue targets associated with the acquired or in-process technologies through the year 2000. These acquisitions were accounted for using the purchase accounting method. Accordingly, we allocated the purchase prices based on the fair value of assets acquired and liabilities assumed. A portion of the purchase price of these transactions was identified, using proven valuation procedures and techniques, as intangible assets. These intangible assets include $4.7 million for acquired in-process research and development ("in-process R&D"). This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. The revenue projections used to value the in-process R&D were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by us and our competitors. At the date of each acquisition, the products under development had not reached technological feasibility and had no alternative future use. Accordingly, these costs were expensed as of each respective acquisition date. The value assigned to in-process R&D is comprised of various research and development projects. These projects include the introduction of new technologies as well as revisions or enhancements to certain acquired technologies. There is risk associated with the completion of the projects, and there is no assurance that each will attain either technological feasibility or commercial success.

         During 1998, we incurred a total of approximately $7.6 million in acquisition-related expenses in connection with the ITLS acquisition, as well as other purchase acquisitions. These costs included investment banking, legal and accounting fees and expenses, amortization of acquisition-related intangible assets and the write-off of in-process R&D.

         During 1997, we incurred approximately $9.3 million in acquisition-related expenses in connection with the Think and Optimax acquisitions, as well as other purchase acquisitions, of which $4.6 million represents the write-off of in-process R&D. The remaining costs included investment banking, legal and accounting fees and expenses and amortization of acquisition-related intangible assets.


4. FURNITURE AND EQUIPMENT

         Furniture and equipment consists of the following (in thousands):


                                                                     DECEMBER 31,
                                                               -----------------------
                                                                   1997         1998
                                                               ----------   ----------

Computer equipment .........................................   $   29,685   $   44,591
Furniture and fixtures .....................................        5,811        9,950
                                                               ----------   ----------
                                                                   35,496       54,541
Less: Accumulated depreciation .............................       11,712       22,913

                                                               ----------   ----------
                                                               $   23,784   $   31,628
                                                               ==========   ==========


5. LINES OF CREDIT

         At December 31, 1998, we had a $15.0 million revolving credit agreement that expired in October 1999, was unsecured and contained customary restrictive covenants, including covenants requiring us to maintain certain financial ratios. The revolving credit agreement was not subject to a borrowing base limitation and the borrowings thereunder bore interest at LIBOR plus 0.75% to 1.75%, depending on certain cash ratios. The maximum borrowings available under the facility were reduced by the value of outstanding letters of credit issued by the lender on our behalf, $6.7 million of which where outstanding at December 31, 1998. At December 31, 1998, there were no borrowings outstanding under this agreement and we were in compliance with all covenants.

         In August 1999, we entered into one-year revolving credit facilities with an aggregate borrowing capacity of $30.0 million with substantially the same terms as the prior credit facility.

         At December 31, 1998, SMART had an $8.0 million line of credit with a financial institution bearing interest at the financial institution's prime rate (8.5% at December 31, 1998). Interest was due monthly and the line matured in October 2001. The advances on the line were collateralized by all of the assets of SMART. As of December 31, 1998, the outstanding balance was $2.0 million, which we have subsequently repaid concurrent with the acquisition of SMART in July 1999.

6. BORROWINGS

         ITLS and SMART had the following borrowings (in thousands):


                                                                                     DECEMBER 31,
                                                                              ------------------------
                                                                                 1997          1998
                                                                              ----------    ----------

ITLS borrowings under a revolving credit agreement, due on demand,
bearing interest at prime plus 1% .........................................   $      657    $       --

SMART note payable to a financial institution, bearing interest at
prime (8.5% at December 31, 1997) .........................................          666            --

SMART advances under a $0.6 million equipment note, bearing interest at
prime (8.5% at December 31, 1997) .........................................          416            --

SMART note payable to a financial institution, bearing interest at
prime (8.5% at December 31, 1997) .........................................          375            --

SMART line of credit with a financial institution, bearing interest at
prime (8.5% at December 31, 1998) .........................................           --         2,032

SMART note payable to a stockholder, bearing interest at 7% ...............           --         3,000
                                                                              ----------    ----------
                                                                                   2,114         5,032
Less: current maturities of long-term debt ................................       (1,530)       (5,032)
                                                                              ==========    ==========
Long-term debt, less current maturities ...................................   $      584    $       --
                                                                              ==========    ==========

         All SMART debt outstanding as of December 31, 1998 was paid concurrent with the acquisition of SMART in July 1999.


7. COMMITMENTS

         We lease our office facilities and certain office equipment under operating leases that expire at various dates through 2003. We have renewal options for most of our operating leases. Total rent expense incurred during 1996, 1997 and 1998 was approximately $2.5 million, $5.3 million and $9.3 million, respectively.

         Future minimum lease payments under all noncancellable operating leases as of December 31, 1998, are as follows (in thousands):


1999 ...................................   $    9,611
2000 ...................................        7,506
2001 ...................................        5,253
2002 ...................................        4,093
2003 and thereafter ....................        2,809
                                           ----------
Total minimum lease payments ...........   $   29,272
                                           ==========


8. STOCKHOLDERS' EQUITY

         PUBLIC OFFERINGS. In May 1996, we completed our initial public offering of 5,060,000 shares of common stock. A total of 4,780,800 of those shares of common stock were sold, resulting in net proceeds to us of $43.7 million after deducting offering expenses and the underwriting discount of $4.3 million. In December 1997, we completed a public offering of 6,000,000 shares of our common stock. We sold a total of 4,000,000 of those shares of common stock, resulting in net proceeds to us of $89.4 million after deducting offering expenses and the underwriting discount of $3.6 million.

         STOCK SPLIT. On April 22, 1998, our Board of Directors (the "Board") approved a two-for-one stock split of our common stock. The increase in authorized shares of common stock was approved by our stockholders at our 1998 annual meeting of stockholders. The stock split was paid as a 100% stock dividend on June 2, 1998. All share and per share amounts included herein have been adjusted to reflect the stock split as though it had occurred at the beginning of the initial period presented.

          NET INCOME (LOSS) PER SHARE. Reconciliations of the net income (loss) per share and net income (loss) per share, assuming dilution, computations for the years ended December 31, 1996, 1997 and 1998 are as follows (amounts in thousands, except per share amounts):


                                                                         YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------
                                                                      1996        1997         1998
                                                                   ---------   ---------    ---------

Weighted average common shares outstanding .....................      59,790      64,442       71,794
Common shares issuable upon exercise of stock options, net
   of shares assumed to be repurchased .........................       8,326          --        6,736
                                                                   ---------   ---------    ---------
Weighted average common shares outstanding, assuming
   dilution ....................................................      68,116      64,442       78,530
                                                                   =========   =========    =========
Net income (loss) ..............................................   $   5,174   $  (1,752)   $   5,219
                                                                   =========   =========    =========
Net income (loss) per share ....................................   $    0.09   $   (0.03)   $    0.07
                                                                   =========   =========    =========
Net income (loss) per share, assuming dilution .................   $    0.08   $   (0.03)   $    0.07
                                                                   =========   =========    =========

         Potentially dilutive securities are excluded from the net income (loss) per share, assuming dilution computation when the exercise price of the securities exceeds the average fair value of our common stock for a particular period. For the years ended 1996, 1997 and 1998, approximately 477,200, 8,632,000, and 99,000 stock options, respectively, were excluded from the net income (loss) per share, assuming dilution computation.

         We incurred a net loss for the year ended December 31, 1997. As a result, the common shares issuable upon exercise of stock options would have been anti-dilutive to the net loss per share and were excluded from the dilutive computation.

         EMPLOYEE STOCK PURCHASE PLAN. In March 1996, the Board adopted and the stockholders approved an Employee Stock Purchase Plan. In November 1996, the Board adopted an International Employee Stock Purchase Plan for employees of our wholly-owned subsidiaries. The Employee Stock Purchase Plan and the International

Employee Stock Purchase Plan (collectively, the "Purchase Plans") are designed to allow our eligible employees to purchase shares of common stock through periodic payroll deductions. We have reserved 2,500,000 shares of common stock for issuances under the Purchase Plans.

         Payroll deductions may not exceed the lesser of 15% of a participant's base salary or $25,000 per year, and employees may purchase a maximum of 2,000 shares per purchase period under the Purchase Plans. The purchase price per share will be 85% of the lesser of the fair market value of our common stock on the start of the purchase period or the fair market value at the end of the purchase period. Participation may be terminated at any time by the employee and automatically ends upon termination of employment.

         1995 STOCK OPTION/STOCK ISSUANCE PLAN. In September 1995, the stockholders and the Board approved the 1995 Stock Option/Stock Issuance Plan, or the 1995 Plan, which replaced our original 1992 Stock Plan. All options outstanding under the 1992 Stock Plan were incorporated into the 1995 Plan. Under the 1995 Plan, the amount of shares of common stock originally reserved for issuance was 20,000,000 shares which was subsequently increased to 24,000,000 shares in 1996. The amount of shares of common stock reserved for issuance was again increased to 31,000,000 shares in 1997 and 43,000,000 shares in 1999. The 1995 Plan is divided into the following three equity programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and
(iii) the Automatic Option Grant Program.

         The Discretionary Option Grant Program provides for the grant of incentive stock options to employees and for the grant of nonqualified stock options to employees, directors and consultants. Exercise prices may not be less than 100% and 85% of the fair market value at the date of grant for Incentive Options and nonqualified stock options, respectively. Options granted under the Discretionary Option Grant Program generally vest in four equal annual increments and expire after ten years. Some options granted under the Discretionary Option Grant Program are immediately exercisable, subject to a right of repurchase at the original exercise price for all unvested shares.

         Under the Stock Issuance Program, the Board or a committee of the Board, or the Plan Administrator, may grant shares of our common stock to any person at any time, at such price and on such terms as established by the Plan Administrator. The purchase price per share cannot be less than 85% of the fair market value of our common stock on the issuance date.

         Under the Automatic Option Grant Program, each person who is first elected or appointed as a non-employee Board member shall automatically be granted a nonqualified option to purchase 2,000 shares of our common stock at the fair market value on the date of grant. On the date of each Annual Meeting of Stockholders, each non-employee Board member shall automatically be granted an additional option to purchase 2,000 shares of our common stock, subject to certain conditions.

         THINK STOCK OPTION PLANS. Think's Board of Directors adopted and its shareholders approved stock option plans for employees, directors and consultants of Think, or the Think Plans. Under the Think Plans, the Think Board of Directors granted incentive and nonqualified stock options to employees, directors and consultants at prices not less than the estimated fair market value of Think's common stock at the date of grant. In connection with the acquisition of Think, we assumed all of the options outstanding under the Think Plans, which are now exercisable into i2 common stock.

         OPTIMAX STOCK OPTION PLAN. Optimax's Board of Directors adopted and its shareholders approved the Optimax Systems Corporation Stock Option Plan, or the Optimax Plan. Under the Optimax Plan, the Optimax Board of Directors granted nonqualified stock options to employees of Optimax at prices equal to the estimated fair market value of Optimax's common stock on the date of grant. The options generally vested over a five-year period commencing on or before the date of grant. In connection with the acquisition of Optimax, we assumed all such options, which are now exercisable into i2 common stock.

         ITLS STOCK OPTION PLAN. ITLS' Board of Directors adopted and its shareholders approved the ITLS 1997 Stock Option Plan, or the ITLS Plan. Under the ITLS Plan, the ITLS Board of Directors granted incentive and nonqualified stock options to employees of ITLS at prices equal to the estimated fair market value of ITLS' common stock on the date of grant. The options generally vested over a four-year period commencing on date of grant. In connection with the acquisition of ITLS, we assumed all such options, which are now exercisable into i2 common stock.

         SMART STOCK OPTION PLAN. SMART's Board of Directors adopted and its shareholders approved the 1996 Stock Option/Stock Issuance Plan, or the SMART Plan. Under the SMART Plan, the SMART Board of Directors granted incentive and nonqualified stock options to employees of SMART at prices equal to the estimated fair market value of SMART's common stock on the date of grant. The vesting schedule and term of each grant was determined by SMART's Board of Directors. In connection with the acquisition of SMART, we assumed all such options, which are now exercisable into i2 common stock.

         Option activity under our stock option plans is as follows:


                                                             OPTIONS OUTSTANDING
                                            SHARES    ---------------------------------
                                          AVAILABLE     NUMBER          WEIGHTED-AVERAGE
                                          FOR GRANT    OF SHARES        EXERCISE PRICE
                                         -----------  -------------    ----------------

Balance, December 31, 1995 ...........     1,294,642      7,298,874    $          0.09
   Authorized ........................     6,021,259             --                 --
   Granted ...........................    (3,290,302)     3,290,302               4.76
   Issued ............................        (1,230)            --               7.14
   Exercised .........................            --       (916,116)              0.83
   Canceled ..........................       175,344       (175,344)              5.86
                                         -----------  -------------
Balance, December 31, 1996 ...........     4,199,713      9,497,716               1.53
   Authorized ........................     7,706,698             --                 --
   Granted ...........................    (6,568,417)     6,568,417              14.68
   Exercised .........................            --     (2,892,292)              0.64
   Canceled ..........................       579,880       (579,880)             14.85
                                         -----------  -------------
Balance, December 31, 1997 ...........     5,917,874     12,593,961               7.98
   Authorized ........................            --             --                 --
   Granted ...........................    (9,927,399)     9,927,399              17.28
   Exercised .........................            --     (3,346,995)              1.70
   Canceled ..........................     4,245,514     (4,245,514)             22.59
                                         -----------  -------------
Balance, December 31, 1998 ...........       235,989     14,928,851              11.42
                                         ===========  =============


         In October 1998, the Board approved a plan to reprice a portion of our outstanding stock options, excluding options held by certain executive officers. As a result, 3,757,685 options with exercise prices ranging from $14.00 to $32.81 per share were repriced at $13.94 per share, the fair market value on the date of repricing. For any unvested options included in this repricing, the vesting schedule was restarted with a vesting period of four years. The repricing has been reflected in the above table as part of the options granted and canceled during 1998.

         Under the 1995 Plan, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances upon an acquisition of us in a merger or asset sale, except to the extent our repurchase rights with respect to the underlying shares are to be assigned to the successor corporation. In addition, the Plan Administrator has the discretion to accelerate vesting of outstanding options upon consummation of any other transaction that results in a change in control.

         All options outstanding at December 31, 1998, are incentive options except for 5,609,225 options, which are nonqualified stock options.

         Other information regarding options outstanding and options exercisable as of December 31, 1998, is as follows:


                                          OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                         -------------------------------------------------------   -----------------------------------
                                                                   WEIGHTED-
                                                                    AVERAGE
                                               WEIGHTED-           REMAINING                            WEIGHTED-
  RANGE OF EXERCISE        NUMBER OF            AVERAGE           CONTRACTUAL        NUMBER OF           AVERAGE
       PRICES                SHARES         EXERCISE PRICE       LIFE (YEARS)          SHARES        EXERCISE PRICE
----------------------   ---------------  --------------------  ----------------   ---------------  ------------------

    $0.01 - $8.00             3,921,159      $      1.21               5.4            3,506,337          $    0.84

     9.74 - 13.94             6,565,332            13.35               9.7              160,196              11.87

    13.94 - 27.84             4,442,360            17.58               8.7              782,136              16.19
                         --------------                                           -------------
        Total                14,928,851            11.42               8.3            4,448,669               3.94
                         ==============                                           =============


         PRO FORMA NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE. Pro forma information regarding net income (loss) and net income (loss) per share has been determined as if we had accounted for our employee stock options and shares issued under the Purchase Plans using the fair value method of SFAS No. 123. The fair value for the stock options issued under the 1995 Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 6.2%, 6.2% and 5.2%; volatility factors of the expected market price of our common stock of 0.46, 0.66 and 0.75; a weighted-average expected life of the options of 4, 4 and 3 years; and no dividend yields. The fair value of the stock options issued under the Think Plans was estimated at the date of grant using the minimum value method for non-public companies permitted by SFAS No. 123 with the following assumptions for 1996 and 1997, respectively: weighted-average risk-free interest rates of 6.5% and 6.2%; no dividends; and a weighted-average expected life of the options of 7 years. The fair values of stock options issued under the Optimax Plan, ITLS Plan and SMART Plan are not presented as the impact is immaterial.

         The fair value for the shares issued under the Purchase Plans was estimated as of the initial day of the purchase period using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998, respectively: risk free interest rates of 5.2%, 5.4% and 5.0%; volatility factors of the expected market price of our common stock of 0.46,
0.66 and 0.75; a weighted-average expected life of the purchase right of 0.5 years; and no dividend yields. The weighted-average fair values of the purchase rights granted under the Purchase Plans during 1996, 1997 and 1998 were $6.15, $12.12 and $9.20, respectively.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and Purchase Plans' shares.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period and the estimated fair value of the Purchase Plans' shares is amortized to expense over the purchase period.

         Our pro forma information follows (in thousands, except per share amounts):


                                                                                        1996           1997           1998
                                                                                   -----------    -----------    -----------

Pro forma net income (loss) ....................................................   $     4,253    $    (7,433)   $    (9,232)
Pro forma net income (loss) per share ..........................................          0.07          (0.12)         (0.13)
Pro forma net income (loss) per share, assuming dilution .......................          0.06          (0.12)         (0.13)

         Information regarding exercise prices and fair values of options granted is as follows:


                                                                                        1996           1997           1998
                                                                                   -----------    -----------    -----------

Number of options issued at fair market value of stock ........................     2,669,762      6,568,417      9,927,399
Weighted-average exercise price per share .....................................   $      5.43    $     14.68    $     17.28
Weighted-average fair value of options ........................................   $      2.28    $      8.45    $      9.23
Number of options issued at less than fair market value of stock ..............       620,540             --             --
Weighted-average exercise price per share .....................................   $      1.85             --             --
Weighted-average fair value of options ........................................   $      2.11             --             --


9. INCOME TAXES

         Our provision for income taxes consists of the following (in thousands):




                                                                                       1996           1997           1998
                                                                                   -----------    -----------    -----------

Current:
   Federal .....................................................................   $     3,630    $     9,702    $    21,982

   State .......................................................................           390          1,224          2,490

   Foreign .....................................................................           414          3,278            158

Deferred:

   Federal .....................................................................           272         (1,629)        (4,752)

   State .......................................................................           (40)           (79)          (185)

   Foreign .....................................................................        (2,499)            78         (5,534)
                                                                                   -----------    -----------    -----------
      Total ....................................................................   $     4,705    $     6,916    $    17,279
                                                                                   ===========    ===========    ===========

         Our provision for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate of 34% for 1996, 35% for 1997 and 35% for 1998 to income before income taxes as follows (in thousands):




                                                                        1996          1997          1998
                                                                    ----------    ----------    ----------

Expense computed at statutory rate ..............................   $    3,359    $    1,807    $    7,874
Non-deductible in-process research and development
  and acquisition costs .........................................          385         3,164         2,635
State taxes, net of federal tax benefit .........................          266           770         1,536
Stock option compensation .......................................          215           200           205
Research and development tax credits ............................         (414)         (584)       (1,375)
Valuation allowance for net deferred tax asset ..................          552         2,122         5,661
Other ...........................................................          342          (563)          743
                                                                    ==========    ==========    ==========
        Provision for income taxes ..............................   $    4,705    $    6,916    $   17,279
                                                                    ==========    ==========    ==========



         Deferred tax assets and liabilities at December 31, 1997 and 1998, are comprised of the following (in thousands):



                                                                       1997          1998
                                                                    ----------    ----------

Deferred tax assets:
     Foreign tax credits ........................................   $      617    $    2,685
     Deferred revenue ...........................................          578         1,723
     Accrued liabilities ........................................          789         2,466
     Bad debt allowance .........................................        1,349         2,735
     Research and development tax credits .......................          868         2,066
     Net operating losses .......................................        4,234        14,316
     Other ......................................................          401         1,748
                                                                    ----------    ----------
             Total deferred tax asset ...........................        8,836        27,739
                                                                    ----------    ----------
Deferred tax liabilities:
     Depreciation ...............................................         (368)         (328)
     Acquired intangible assets .................................           --          (469)
     Other ......................................................         (663)       (3,005)
                                                                    ----------    ----------
             Total deferred tax liability .......................       (1,031)       (3,802)
             Valuation allowance for net deferred tax asset .....       (2,858)       (8,519)
                                                                    ----------    ----------
             Net deferred tax asset .............................   $    4,947    $   15,418
                                                                    ==========    ==========

         We consider the earnings of foreign subsidiaries to be permanently reinvested outside the United States. Accordingly, no United States income tax on these earnings has been provided. We believe that any United States income taxes due upon the repatriation of such earnings would be fully offset by foreign tax credits.

         At December 31, 1997 and 1998, we had approximately $6.3 million and $19.0 million of U.S. federal net operating loss carryforwards and research and development carryforwards of approximately $0.2 million and $0.4 million, respectively. At December 31, 1998, we had $19.4 million of foreign net operating loss carryforwards. The federal net operating loss carryforwards and research and development carryforwards expire in the years 2010 through 2013 and are subject to certain annual limitations. Approximately $2.1 million of the foreign net operating loss carryforwards expire in the years 2003 through 2005 while the remaining net operating loss carryforwards have no expiration.

         We paid income taxes of approximately $2.0 million, $2.8 million and $5.9 million in 1996, 1997 and 1998, respectively.

         Management regularly evaluates the realizability of its deferred tax assets given the nature of its operations and given the tax jurisdictions in which it operates. We adjust our valuation allowance from time to time based on such evaluations. The valuation allowance increased by approximately $5.7 million during 1998 due to uncertainties regarding the realization of net operating loss carryforwards.

10. EMPLOYEE RETIREMENT PLAN

         We have established 401(k) retirement plans, or the Retirement Plans that cover a majority of our employees. Eligible employees may contribute up to 18% of their compensation, subject to certain limitations, to the Retirement Plans. We may make contributions to the Retirement Plans at the discretion of the Board. As of December 31, 1998, no contributions had been made.


11. SEGMENT INFORMATION AND INTERNATIONAL OPERATIONS

         We are principally engaged in the design, development, marketing and support of our RHYTHM suite of intelligent eBusiness solutions, including software applications and related service offerings. Historically, substantially all revenues result from the licensing of our software products and related consulting and customer support (maintenance) services. Our chief operating decision-maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, we consider ourselves to be in a single industry segment, specifically the license, implementation and support of our software applications and related services.

         The following geographic information is presented for the years ended December 31, 1996, 1997 and 1998 (in thousands):


                                   YEAR ENDED DECEMBER 31,
                            ------------------------------------
                               1996         1997         1998
                            ----------   ----------   ----------

United States.........      $   79,713   $  155,070   $  295,933
Europe................          11,220       34,707       39,739
Asia..................           6,135       20,280       21,095
Other.................           4,445       11,719       12,390
                            ==========   ==========   ==========
                            $  101,513   $  221,776   $  369,157
                            ==========   ==========   ==========



12. MAJOR CUSTOMERS

         During 1997 and 1998, no individual customer accounted for more than 10% of total revenues. During 1996, one customer accounted for approximately 11% of total revenues.